(f) the Optionee will conduct all work on or with respect to the Property in a careful and workman-like manner, following reasonable and prudent geological exploration methods and approaches, and in compliance with all applicable laws;

(g) the Optionee will obtain and maintain, and cause any contractor or subcontractor engaged hereunder by the Optionee to obtain and maintain, adequate insurance on commercially reasonable terms;

(h) the Optionee will use, as part of the field crew and for the compilation and preparation of data, as and when deemed appropriate by the Optionee within the context of the work programs carried out on the Property, geologists and personnel nominated by the Optionor and satisfactory to the Optionee, acting reasonably, the cost of whom (without any mark-up) will be paid by the Optionee; and

(i) the Optionee will pay, forthwith upon receipt by the Optionee, all invoices rendered by the Optionor to the Optionee in respect of any technical services provided by the Optionor to or on behalf of the Optionee or any of its contractors at the request of the Optionee or any such contractor.

12. PROCEDURE FOR PAYMENT OF PROPERTY TAXES

12.1 With respect to the payment of the applicable County and Bureau of Land Management taxes and other payments due in respect of the Property (all of which will count as Work Expenditures) and the preparation and filing of all required assessment work reports by the Optionee, the following procedures will be applicable the Optionor will, not more than thirty (30) days in advance of the due date of the property tax instalments with respect to the Property invoice the Optionee for the required payment, which invoice the Optionee will pay to the Optionor within fourteen (14) days of the receipt of such invoice. Upon receipt by the Optionor of payment in full, the Optionor will arrange for the payment of the requisite taxes in a timely fashion and confirm such payment to the Optionee.

13. DEFINITION OF PARTICIPATION DATE

13.1 The date on which the first applicable event occurs shall be referred to herein as the "**Participation Date**". That is the date that Optionee informs Optionor that it has complied with all the terms of the contract and has expended the required sum of funds will be considered the "**Participation Date**".

14. MANAGEMENT COMMITTEE

Following the Participation Date, a management committee (the "**Management Committee**") will immediately be formed with each Participant with an Interest appointing one representative thereon. Each Participant will, through its representative, have the number of votes in Management Committee meetings equal to the Participant's percentage Interest from time to

time. Decisions supported by the majority of votes shall be approved. If there is a deadlock, then the representative of the Operator (if the Operator is a Participant) or the representative of the Participant with the largest Interest (if the Operator is not a Participant) will have a deciding vote.

15. WORK PLANS AND BUDGETS

15.1 Each work plan and budget will be prepared by the Operator in respect of a period of time of up to 12 months and will contain an itemized budget and projection of Work Expenditures to be incurred, the nature of the work to be performed and the expected schedule of implementation (collectively, a "**Work Plan**"). Each such Work Plan will be submitted to the Management Committee by delivery of such Work Plan to the members of the Management Committee no later than sixty (60) days prior to the commencement of the period to which it relates. The Management Committee will meet not less than thirty (30) days prior to the commencement of the period to which the proposed Work Plan relates to approve, modify or reject the proposed Work Plan for the ensuing period. Within two (2) days following the approval of a proposed Work Plan for a particular period the Operator will provide all Participants having an Interest with a copy of the Work Plan so approved by the Management Committee (an "**Approved Work Plan**").

16. DESIGNATION OF OPERATOR

16.1 The Optionee will be the initial Operator from the Participation Date. From and after the Participation Date, the Participant with the largest Interest will be entitled to be (or will be entitled to have its nominee appointed as) the Operator, subject to the right of the Management Committee to appoint a new Operator if the Interest of the Operator, or of the Participant that nominated the Operator, is less than fifty percent (50%). If the Interests of the Participants are equal, the Optionor will have the right to be, or to nominate, the Operator. The Operator will propose Work Plans to the Management Committee and implement Work Plans and budgets approved by the Management Committee in accordance with Section 15.

17. WORK STANDARDS AND INSURANCE

All work done by the Operator and its agents and contractors will be done in accordance with good and prudent international mining, exploration and development practice and in compliance with all applicable laws and regulations including all reclamation obligations. The Operator will be responsible for obtaining and maintaining (and causing any agent, contractor or subcontractor engaged by the Operator to obtain and maintain), if available on commercially reasonable terms, adequate insurance, and will ensure that, to the extent possible, each of the Optionor and the Optionee are named as additional insureds in respect of all policies of insurance.

18. PRO RATA FUNDING

18.1 The Participants shall fund all Work Expenditure for Approved Work Plans conducted on and after the Participation Date in proportion to their respective Interests on and after the Participation Date (each a "**Participating Percentage**").

18.2 After the Participation Date, monthly Work Expenditure projections will be provided by the Operator to the Participants on a quarterly basis, thirty (30) days in advance of each quarter and each Participant will remit to the Operator funds representing its Participating Percentage share of projected Work Expenditures for such Approved Work Plan for the month in which the funds are scheduled to be expended to the Operator on or before the first day of the month in which the funds are scheduled to be expended. The Operator will also be entitled to issue cash calls at any time to:

(a) the Participants requiring each Participant to contribute its Participating Percentage share of any budget overruns of up to ten percent (10%) of budgeted Work Expenditures for such Approved Work Plan; or

(b) all Participants to contribute their respective Participating Percentage share of any emergency or other unexpected expenditures.

18.3 If any Participant (each a "**Defaulting Participant**") fails to remit its Participating Percentage share of funding to the Operator as required by Section 18.1, whether in whole or in part, then such failure shall not constitute a breach of this Agreement but, provided such failure has not been cured by the Defaulting Participant within twenty (20) days of receipt of notice of such default (the "**Payment Default Cure Period**") from the Operator or any other Participant, the other Participant(s) shall, pro rata to its or their Participating Percentage at such time or as may otherwise be agreed between the Participants in writing, be entitled but not obliged to provide the funding which the Defaulting Participant has failed to provide.

19. NET SMELTER ROYALTY

19.1 If the Interest of a Defaulting Participant falls below ten percent (10%), then that Defaulting Participant shall be deemed to have automatically transferred its remaining Interest to the other Participant(s) in consideration for a 2% net smelter royalty (the "**Net Smelter Royalty**") on the terms and conditions set out in Schedule "B". Following such transfer, the party holding the Net Smelter Royalty will no longer be a Participant (such party referred to herein as a "**Former Participant**"). The transfer of a Former Participant's Interest in consideration for the Net Smelter Royalty will not relieve such Former Participant of its share of any liability, whether it accrued before or after such transfer, arising out of operations conducted prior to such transfer. A Former Participant's share of liability will be equal to its Interest at the time that such liability was incurred.

19.2 There is a NSR of 2% on all metals of value produced and 3% NSR on gold and silver due Manuel Montoya. This royalty will be due and payable by Operator, before disbursing profits to Optionee and Optionor.

20. RIGHT OF FIRST OFFER ON NET SMELTER ROYALTY

20.1 If a Former Participant (the "**Selling Party**") wishes to sell its rights and interest to and in the Net Smelter Royalty, then the Selling Party must offer it to the other party by notice in writing setting forth: (a) either the cash selling price or the cash equivalent share value of any shares comprising the selling price for the Net Smelter Royalty; (b) all terms of payment for the Net Smelter Royalty; and (c) all other terms and conditions in connection with the sale of the Net Smelter Royalty which the Selling Party wishes to receive for the Net Smelter Royalty (the "**First Offer**"). If within a period of thirty (30) days of receipt of the First Offer the other party notifies the Selling Party in writing that it will purchase the Net Smelter Royalty on the terms and conditions set forth in the First Offer, the Selling Party shall be bound to sell the Net Smelter Royalty to the other party on the terms and conditions set forth in the First Offer.

20.2 If the other party does not accept the First Offer within a period of thirty (30) days following receipt of the First Offer, the Selling Party may complete a sale and purchase of the Net Smelter Royalty to a third party but only on exactly the same terms and conditions set out in the First Offer and in any event such sale and purchase will be completed within sixty (60) days from the expiration of the right of the other party to accept the First Offer or the Selling Party must again comply with the provisions of subsection 20.1.

20.3 Any counter offer from a third party must be in cash and if it increases or decreases the cash value in any way from the First Offer (a "**Third Party Offer**") it shall be in writing and shall be submitted to the other Party for a period of thirty (30) days during which period the other party shall be entitled to match the Third Party Offer and the Selling Party shall be bound to sell the Net Smelter Royalty to the other party on the terms and conditions set forth therein.

20.4 If the other party does not match the Third Party Offer within a period of thirty (30) days following receipt of the Third Party Offer, the Selling Party may complete the sale of the Net Smelter Royalty to the third party but only on exactly the same terms and conditions of the Third Party Offer and in any event such sale must be completed within sixty (60) days from the expiration of the right of the other party to accept such Third Party Offer or the Selling Party must again comply with the provisions of subsection 20.1.

20.5 While any Offer is outstanding no other Offer may be made until the first mentioned Offer is disposed of and any sale resulting therefrom completed in accordance with the provisions of this Section.

21. ANNUAL REPORTS AND OTHER DISCLOSURE BY OPERATOR

21.1 At the end of each year after the Participation Date and not later than the date the Operator sends the proposed Work Plan for the ensuing year to the members of the Management Committee, the Operator will provide a report to the Participants setting out the results and interpretations obtained or received in connection with exploration or development work on the Property and an accounting of Work Expenditures which were incurred. Notwithstanding such disclosure by the Operator, it will not have any liability or responsibility to the other Participants in connection with any reports or results that it provides, or any information contained therein,

and the other Participant(s) agrees that it will rely on its own appraisals and interpretations related thereto. If, in between delivery of such annual reports, there should arise any change in the condition of, status of, or prospects for profitable operation of a mine on, the Property which is material in relation to the Property (excluding changes in general conditions relevant to all gold mining companies), the Operator will promptly provide the other Participant(s) with notice of the details of such change.

22. ACCESS TO DATA AND CONFIDENTIALITY

22.1 Up to the Participation Date, the Optionee will provide to the Optionor access to, or copies of, all information and data (including reports, studies, assessments, models, interpretations, copies of drill logs, assay results and maps) with respect to the Property in the possession or control of the Optionee, whether in hard copy or in electronic form. After the Participation Date the Operator will provide to each Participant, upon request, access to all reports, maps, sections, drill logs, assay results, core, sample pulps, studies (including feasibility studies) and all other records or data (paper or electronic) and physical samples or material with respect to all work of the Operator performed on or concerning, or extracted from, the Property, to the extent the same are in the Operator's possession or control (collectively, the "**Property Data**"). Each Participant will be entitled to take copies of all Property Data from time to time. All Property Data and any other non-public information with respect to the Property and the activities of the parties thereon generated pursuant to this Agreement will be held in confidence, subject to the right of any party to release any such information as required by applicable law or the rules, regulations, bylaws, policies and listing agreements of any stock exchange upon which the shares of a party (or any of its Affiliates) are listed, including laws, rules, regulations, bylaws, policies or instruments which require the disclosure of such information in connection with completing a financing of a Participant or the filing of an annual information form of a Participant, but disclosure is not otherwise required about a financing. If a party (or any of its Affiliates) proposes to issue a press release or other public disclosure, it will provide a copy of such disclosure to the other parties not less than two (2) business days prior to the proposed release, filing or dissemination thereof, and such parties will have the right to review and provide comments on any such disclosure to the disclosing party. The disclosing party is obligated to consider all such comments in good faith.

23. DISTRIBUTION OF PRODUCTION

23.1 To the extent possible under applicable law, each Participant will, subject to all necessary contributions to Work Expenditures and other costs being timely made, be entitled to receive all ores, concentrates or other material produced as a result of the exploitation and use of the Property in kind in proportion to their respective Interests at the time such production is completed.

24. GOVERNING LAW

24.1 This Agreement will be governed by and interpreted in accordance with the laws of the state of Colorado and those of the United States of America applicable therein.

25. ASSIGNMENT

25.1 The parties will have the right without the consent of, but upon notice to, the other parties to assign and transfer all of their rights and obligations hereunder to an Affiliate, provided that such Affiliate first agrees to be bound hereby and to remain an Affiliate of the party, and that the party will not be released from its obligations hereunder. Save for any such transfer, any other transfer by any party of any of its Interest will be subject to a pro rata right of first refusal in favour of the other party hereto, whereby the party proposing to transfer all or a part of its Interest will be required to offer it to the other party, who will have a period of sixty (60) days to determine if it wishes to purchase such Interest (which purchase will be on the same terms as those offered by the third party to whom such sale is proposed). If the other party does not accept such offer, such Interest may only be sold by the offering party to the original third party proposing to purchase it and upon the terms as originally offered by such third party.

26. DISPUTE RESOLUTION

26.1 Any dispute between the parties in connection with this Agreement shall require the parties, acting reasonably and in good faith, to use their best efforts to resolve the dispute quickly and amicably by direct negotiations between senior executives of the parties.

26.2 If a dispute has not been resolved in the manner contemplated by subsection 26.1 within twenty one (21) days from a party giving notice to the other parties involved in the dispute of a desire to resolve the dispute (or within such shorter period as may be appropriate in order to protect the rights and interests of the parties wishing to take proceedings), then proceedings may be commenced.

26.3 Any judgment awarded as a result of any proceedings may be enforced in any court having jurisdiction over the parties or their assets.

27. AREA OF INTEREST

27.1 All interests in minerals or mineral tenures, or rights or options to acquire any such interests, acquired after the date of this Agreement by any party or any of its Affiliates, any portion of which lies either within the outer boundaries of the Property or within two (2) kilometres of the outer boundaries of the Property as constituted as of the Effective Date, will be subject to this Agreement. For greater certainty, the two (2) kilometre limit applies only to the existing Property boundary, and if additional property interests are acquired by virtue of this Section 27, the two (2) kilometre limit will not apply to the area covered by the expansion of the boundary as a result. No existing rights to minerals or mineral tenures held by a party or any of its Affiliates as at the date of this Agreement will be subject to this Section 27, notwithstanding that new or additional rights in or to the ground or minerals subject thereto are acquired after the date hereof. Upon any party or one of its Affiliates acquiring any such an interest, it will provide all information thereon and on the acquisition terms to the other party with which it is not affiliated, and, unless the non-affiliated party rejects such acquisition, such interest will become part of the Property and subject to this Agreement. If such acquisition is prior to the exercise of the First Option, or after the exercise of the First Option and the Optionee is proceeding with the Second Option, the acquisition costs will be paid by the Optionee and will constitute Work

Expenditures hereunder. Following the Participation Date, each Participant will forthwith pay its pro rata share of the arm's length acquisition costs to the acquiring party which will reimburse the acquiring party for its arm's length costs of acquisition.

28. FORCE MAJEURE

28.1 No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its control (except those caused by its own lack of funds) (each an "**Intervening Event**") including, but not limited to, acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted governmental authority, excessive delays in obtaining, or the refusal to issue, any required permits or licenses. All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event. A party relying on force majeure will take all reasonable steps to eliminate an Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority.

IN WITNESS WHEREOF this Agreement has been executed by the parties as of the Effective Date.

ARNEVUT RESOURCES INC.

Per: ______________________________
Authorized Signatory

STRATEGIC MINING CORPORATION

Per: ______________________________
Authorized Signatory

SCHEDULE "B"

NET SMELTER ROYALTY

1. **DEFINITIONS**

1.1 For the purposes of Schedule "B" to this Agreement:

(a) "**Gross Revenue**" means the aggregate of the following amounts (without duplication) accruing in each quarterly period following commencement of Commercial Production:

(i) the actual revenue received by the Participants, or the Operator on behalf of the Participants, from arm's length purchasers of all Mineral Products;

(ii) the fair market value of all Mineral Products sold by the Participants, or the Operator on behalf of the Participants, in such period to persons not dealing at arm's length with the Participants or the Operator; and

(iii) any proceeds of insurance on Mineral Products;

(b) "**Hedging Transactions**" has the meaning set out in Section 2.3 of this Schedule "B";

(c) "**Net Smelter Returns**" are the returns realized by the Participants, or the Operator on behalf of the Participants, as a result of the Property having been put into Commercial Production, calculated in accordance with Section 2.2 of this Schedule "B";

(d) "**Objection Notice**" has the meaning set out in Section 2.6 of this Schedule "B";

(e) "**operating the Property as a mine**" or "**operation of the Property as a mine**" means any or all of the mining, milling, leaching, smelting, and refining of ores, minerals, metals or concentrates derived from the Property after commencement of Commercial Production;

(f) "**Permissible Deductions**" means the aggregate of the following charges (to the extent that they are not deducted by any purchaser in computing payment) that are incurred with respect to Mineral Products from the Property in each quarterly period:

(i) sales charges levied by any sales agent on the sale of Mineral Products;

(ii) transportation costs for Mineral Products from the Property to the place of beneficiation, processing or treatment and thence to the place of delivery

of Mineral Products to a purchaser thereof, including shipping, freight, handling and forwarding expenses;

(iii) all costs, expenses and charges of any nature whatsoever which are either paid or incurred by the Participants, or the Operator on behalf of the Participants, in connection with refinement or beneficiation of Mineral Products after leaving the Property, including all smelter and refinery charges and all weighing, sampling, assaying, representation and storage costs, metal losses and umpire charges, and any penalties charged by the processor, refinery or smelter; and

(iv) all insurance costs on Mineral Products and any government royalties, production taxes, severance taxes and sales and other taxes levied on Mineral Products or on the production value thereof (other than income taxes of the Participants and the Operator);

(g) "**Statement**" has the meaning set out in Section 2.4 of this Schedule "B".

1.2 All other terms not defined in this Schedule "B" have the definitions assigned to them in the Agreement.

2. <u>ROYALTY</u>

2.1 If the Property is put into Commercial Production the remaining Participant agrees, subject to the terms and conditions herein, to pay to the Former Participant the Net Smelter Royalty equal to 2% of Net Smelter Returns as calculated in accordance with Section 2.2 of this Schedule "B".

2.2 The Net Smelter Returns for the Property will be calculated on a calendar quarter basis and will be equal to Gross Revenue from the Property less Permissible Deductions for such quarter. For greater certainty, and without limiting the generality of the foregoing, all charges properly deducted by an arm's length purchaser of ores or concentrates whether for smelting, treatment, handling, refining, storage or any other operations on or services relating to the Mineral Products that occurs after the point of sale shall be considered to be Permissible Deductions in arriving at the amount of the Net Smelter Returns amount.

2.3 All profits and losses resulting from the Participants, or the Operator on behalf of the Participant, engaging in any commodity futures trading, option trading, metals trading, gold loans or any combination thereof, and any other hedging transactions with respect to Mineral Products which is a precious metal (collectively, "**Hedging Transactions**") are specifically excluded from calculations of the payments on account of the Net Smelter Royalty (it being the intent of the parties that the Participant, or the Operator on behalf of the Participant, may engage in marketing activities in any manner it chooses and that the Former Participant will not have any right to participate in such marketing activities or to share in any profits or losses therefrom). All Hedging Transactions by the Participant, or the Operator on behalf of the Participant, and all profits or losses associated therewith, if any, will be solely for the Participant's, or the Operator's on behalf of the Participant, account. The amount of Net Smelter Returns revenue derived from

all Mineral Products subject to Hedging Transactions by the Participant, or the Operator on behalf of the Participant, will be determined pursuant to the provisions of this Section 2.3 and not Section 2.2 of this Schedule "B". As to precious metals subject to Hedging Transactions by the Participant, or the Operator on behalf of the Participant, Net Smelter Revenue will be determined without reference to Hedging Transactions and will be determined by using, for gold, the quarterly average price of gold, which will be calculated by diving the sum of all London Bullion Market Association P.M. Gold Fix prices reported for the calendar quarter in question by the number of days for which such prices were quoted, less an amount reasonably equivalent to the Permissible Deductions. Any Mineral Products subject to Hedging Transactions will be deemed to be sold, and revenues received therefrom, only on the date of final settlement of the amount of refined Mineral Products allocated to the account of the Participant, or the Operator on behalf of the Participant, by a third party refinery in respect of such transactions. Furthermore, the Participant, or the Operator on behalf of the Participant, will have no obligation to fulfil any futures, contracts, forward sales, gold loans or other Hedging Transactions which the Participant, or the Operator on behalf of the Participant, or any of their Affiliates may hold with Mineral Products.

2.4 The Net Smelter Royalty will be calculated and paid within 60 days after the end of each calendar quarter. Smelter settlement sheets, if any, and a statement setting forth calculations in sufficient detail to show the payment's derivation (the "**Statement**") must be submitted with the payment.

2.5 In the event that final information required for the calculation of the Net Smelter Royalty is not available within the time period referred to in Section 2.4 of this Schedule "B", then provisional amounts will be estimated and the Net Smelter Royalty paid on the basis of this provisional calculation. Positive or negative adjustments will be made to the Net Smelter Royalty payment of the succeeding quarter once a final calculation is completed.

2.6 Subject to the adjustment provisions above, all Net Smelter Royalty payments will be considered final and in full satisfaction of all obligations of the Participants, or the Operator on behalf of the Participant, with respect thereto, unless the Former Participant delivers to the Operator a written notice (the "**Objection Notice**") describing and setting forth a specific objection to the calculation thereof within sixty (60) days after receipt by the Former Participant of a Statement or of an adjustment to a Statement. If the Former Participant objects to a particular Statement as herein provided, the Former Participant will, for a period of sixty (60) days after the Operator's receipt of such Objection Notice, have the right, upon reasonable notice and at a reasonable time, to have the Operator's accounts and records relating to the calculation of the Net Smelter Returns and the Net Smelter Royalty in question audited. If such audit determines that there has been a deficiency or an excess in the payment made to the Former Participant, such deficiency or excess will be resolved by adjusting the next quarterly Net Smelter Royalty payment due hereunder. The Former Participant will pay all the costs and expenses of such audit unless a deficiency of five (5%) percent or more of the amount due is determined to exist. The Operator will pay the costs and expenses of such audit if a deficiency of five (5%) percent or more of the amount due is determined to exist. All books and records used and kept by the Operator to calculate the Net Smelter Royalty due hereunder will be kept in accordance with generally accepted accounting principles. Failure on the part of the Former Participant to make claim against the Operator for adjustment in such sixty (60) day period by

delivery of an Objection Notice will conclusively establish the correctness and sufficiency of the statement and Net Smelter Royalty payments for such quarter, and forever preclude the filing of exceptions thereto or making of claims for adjustment thereon by the Former Participant, provided that nothing herein will limit the Former Participant's rights arising out of fraud or gross negligence.

2.7 The Former Participant shall have the right, to the extent reasonably practicable, to register or record its right to receive the Net Smelter Royalty hereunder title to the Property, and the Participant and the Operator agrees to execute such documents and do such further acts as is reasonably necessary to register or record such right.

3. CONDUCT OF OPERATIONS

3.1 All decisions concerning methods, the extent, times, procedures and techniques of any exploration, development, mining, leaching, milling, processing, extraction treatment, if any, and the materials to be introduced into the Property or produced therefrom, and all decisions concerning the sale or other disposition of Mineral Products (including, without limitation, decisions as to buyers, times of sale, whether to store or stockpile Mineral Products for a reasonable length of time without selling the same) shall be made exclusively by the Operator, acting reasonably and in accordance with the Agreement and good mining and engineering practice in the circumstances .

3.2 The Participant, or the Operator on behalf of the Participant, shall not be responsible for nor obliged to make any Net Smelter Royalty payments for Mineral Product values lost in any mining or processing of the Mineral Products conducted pursuant to customary mining practices. The Participant, or the Operator on behalf of the Participant, shall not be required to mine or to preserve or protect the Mineral Products which under customary mining practices cannot be mined or shipped at a reasonable profit by the Participant, or the Operator on behalf of the Participant at the time mined.

3.3 Notwithstanding anything in this Schedule "B" or this Agreement, the Participant, or the Operator on behalf of the Participant, will be under no obligation whatsoever to place the Property into Commercial Production and if the Property is placed into Commercial Production, the Participant, or the Operator on behalf of the Participant, will have the unfettered right at any time to cease, curtail, suspend or terminate Commercial Production as the Participant, or the Operator on behalf of the Participant, in its sole discretion deem advisable in accordance with the Agreement.